UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 1, 2019

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-2333

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On April 1, 2019, Pulmatrix, Inc. (the “Company”), entered into a binding term sheet (the “Term Sheet”) with Cipla Technologies LLC (“Cipla”) for the co-development and commercialization of Pulmazole (PUR1900) on a worldwide exclusive basis, the Company’s inhaled iSPERSE drug delivery system enabled formulation of the antifungal drug, itraconazole, for the treatment of allergic bronchopulmonary aspergillosis in patients with asthma. The Term Sheet sets forth the anticipated commercial and strategic terms of a definitive agreement into which the Company expects to enter with Cipla during the second quarter of 2019. Pursuant to the Term Sheet, the Company will be primarily responsible for implementing the clinical development of Pulmazole and Cipla will be responsible for commercializing Pulmazole.

Pursuant to the Term Sheet, within 30 days following entry into the definitive agreement, Cipla will make an initial upfront payment of $22 million to the Company (the “Upfront Payment”) in exchange for an irrevocable assignment of the Company’s intellectual property rights and other associated rights and assets with respect to Pulmazole, which Cipla will then irrevocably license back to the Company only for non-pulmonary application. In addition, Cipla will be granted a non-exclusive, perpetual, royalty-free and sub-licensable license with respect to the Company’s iSPERSE technology. As a condition precedent to signing the definitive agreement, the Company must demonstrate to Cipla that is has at least $15 million of unencumbered cash available for the development of Pulmazole, and within 30 days following the signing of the definitive agreement, the Company must make available at least $24 million of cash dedicated to the development of Pulmazole. After such $24 million is exhausted, each of the Company and Cipla will bear 50% of any costs incurred with respect to the development, regulatory and commercialization costs of Pulmazole. Parties will share equally the total free cash flow in relation to commercialization of Pulmazole.

Upon signing the definitive agreement, the Company and Cipla will each grant the other party a right of first offer with respect to the rights and assets related to Pulmazole under the definitive agreement. If either party proposes to sell or in any way alienate such rights or assets, such other party will have a period of 60 days following its receipt of written notice to purchase the rights and/or assets, as applicable, on the same terms. In addition, if the Company develops Pulmazole in respect of indications other that those related to pulmonary applications or develops any other inhaled anti-fungal product, then Cipla shall have a right of first refusal with respect to such other indications and/or products.

Pursuant to the Term Sheet, the Company agreed to use commercially reasonable efforts to enter into a definitive agreement with Cipla within 45 days of signing the Term Sheet. In addition, the Company granted Cipla a 45-day exclusivity period during which the Company, its affiliates and representatives will not initiate, engage in, solicit or accept any offer or proposal regarding the in-licensing or acquisition of Pulmazole by a person or entity other than Cipla.

The foregoing summary of the terms of the Term Sheet is subject to, and qualified in its entirety by, the Term Sheet, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On April 1, 2019, the Company issued a press release regarding its entry into the Term Sheet. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Term Sheet, between Cipla Technologies LLC and Pulmatrix, Inc., dated as of April 1, 2019

99.1	Press release, dated April 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: April 1, 2019	By:	/s/ William Duke, Jr.
William Duke, Jr.
Chief Financial Officer